UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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LUBY’S, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
STEPHEN FARRAR
WILLIAM J. FOX
BRION G. GRUBE
MATTHEW Q. PANNEK
JEFFREY C. SMITH
GAVIN MOLINELLI

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On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

Item 1:  On January 2, 2008, Starboard issued the following press release:

PROXY GOVERNANCE SUPPORTS CHANGE TO LUBY’S BOARD OF DIRECTORS

Proxy Governance Recommends Voting on Ramius’ GOLD Proxy Card ‘FOR’ Stephen Farrar, ‘FOR’ Brion Grube, and ‘FOR’ Matthew Pannek

NEW YORK – January 2, 2008 – Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, "Ramius"), today announced that PROXY Governance, INC., a leading independent voting advisory service, has recommended that shareholders of Luby’s Inc. ("Luby’s" or the "Company") (NYSE: LUB) vote on Ramius' GOLD proxy card to elect Stephen Farrar, Brion Grube, and Matthew Pannek to the Board of Directors (the “Board”) of Luby’s.  Additionally, PROXY Governance also recommended a vote ‘FOR’ a shareholder proposal to declassify the Board.  Luby’s 2008 Annual Meeting of Shareholders is scheduled for January 15, 2008.

Ramius Partner Jeffrey C. Smith said: “We are pleased that PROXY Governance supports our belief that change is necessary at Luby’s.  We are also pleased with their thorough analysis and the soundness of their conclusions.”

In its analysis, PROXY Governance noted:

“With regard to the dissident slate, we believe each is qualified to serve on the Luby's board. Both Farrar and Grube have extensive restaurant industry experience. While much of this experience is in fast food, we note that it does include other sectors from their Wendy's experience, including the "fast casual" sector in which Luby's operates. With regard to their experience with Café Express and Baja Fresh, we note that Grube was brought in to help the company deal with its bad investment in those companies; although neither company was a profitable endeavor for Wendy's, we do not hold either Farrar or Grube responsible. We also believe that Pannek's experience at Fuddrucker's and Brinker International would be an asset to the Luby's board.”

“… we have concerns regarding the current board’s apparent unwillingness to address governance concerns raised by a shareholder majority or to genuinely consider strategic options raised by the dissident shareholder.”

“To refuse to effect the shareholders' will while providing only the same generic argument for continuity is, to us, evidence of an entrenched board.”

”… as holders of the company's convertible debt and options, both with discounted conversion/exercise prices, the Pappases have profited disproportionately [from shareholders], having turned a $27 million investment into approximately $70 million in Luby's stock.”

“The Pappas brothers' and other top management's substantial ties to the Pappas Restaurants business presents cause for some concern. That the CEO and COO have top executive roles at another company raises a red flag; if that other company is a large family business which operates in the same industry and geographical space, the potential for conflict is too great to ignore. The time demands for running two large companies must inevitably become a factor.”

“The management overlap also creates a potential for conflicting interests when the company does business with the Pappases… Although we would normally be inclined to rely on the board's independent majority to police these areas of potential conflict, we do believe that, as other evidence of the board's entrenchment (in its ideas, if not in its membership) emerges, it becomes more likely that shareholders would benefit from additional directors who have no allegiance to the Pappases.”

“In a related issue, because so many of the current members of management have come from the Pappas Restaurants business, the company's succession plan is somewhat in doubt… If the Pappases were to sell their ownership interest and resign their positions to refocus on their family business, the company would likely be left to look outside for new leadership, a risky and expensive endeavor.”

“Many restaurant chains (including Luby's, to some extent) lease their individual restaurants. If the company's statement is true, it would appear to be an admission that many Luby's restaurants would not be profitable but for the fact that they don't have to pay rent. If the true enterprise value of the company is not in the restaurant business, but in the underlying real estate, we believe this only supports the dissident's position that the company should realize that value via a sale-leaseback process.”

“Finally, we note that the dissident has over time clarified its position on the sale-leaseback proposal, stating that it believes such transactions are not always appropriate, but that only by a thorough review of the company's properties would it determine which, if any, of the company's owned properties are good candidates. We agree with the dissident that such a review would be in shareholders' interests, and we are not convinced from our discussions with both sides that the board has adequately addressed this issue.”

Ramius strongly encourages Luby’s shareholders to sign, date, and return the GOLD proxy card and vote ‘FOR’ Stephen Farrar, ‘FOR’ William Fox, ‘FOR’ Brion Grube, and ‘FOR’ Matthew Pannek.

Shareholders who have questions, or need assistance in voting their shares, should call Ramius' proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834 or collect at 212-750-5833. For more information on how to vote, as well as other proxy materials, please visit www.shareholdersforlubys.com

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER:  (877) 800-5185.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Stephen Farrar, William J. Fox, Brion G. Grube, Matthew Q. Pannek, Jeffrey C. Smith and Gavin Molinelli  (the “Participants”).

As of January 2, 2008, Starboard beneficially owned 1,778,616 shares of Common Stock of the Company and Parche beneficially owned 338,784 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 338,784 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli are deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

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Contact:
Media & Stockholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080